Exhibit 3.44

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 08/19/1999 991346512 – 2901942

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PAETEC COMMUNICATIONS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

PAETEC COMMUNICATIONS, INC., a corporation incorporated, organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is PaeTec Communications, Inc. (the “Corporation”).

SECOND: The amendment to the Certificate of Incorporation to be effected is as follows:

Article FOURTH of the Certificate of Incorporation, relating to the shares of the Corporation is amended to read as follows:

“FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 27,500,000 shares, all of which shall be Common Shares with a par value of $.01 per share.”

THIRD: The Corporation currently has outstanding 100 common shares with no par value. These shares will be exchanged for new common shares and will be canceled.

FOURTH: The Amendment set forth herein was duly adopted and approved by the Board of Directors of the Corporation by unanimous written consent as permitted under the Bylaws and Section 141(f) of the General Corporation Law, and by the written consent of the stockholder having a majority of the votes entitled to be cast in accordance with Section 228 of the General Corporation Law. This Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF the undersigned, a duly authorized officer of the Corporation, has executed this Certificate on August 17, 1999.

PAETEC COMMUNICATIONS, INC.

By:	/s/ Daniel J. Venuti
Daniel J. Venuti
Secretary